Exhibit 10.19
ALLEGRO MICROSYSTEMS, INC.
2020 OMNIBUS INCENTIVE COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT
This RESTRICTED STOCK UNIT AGREEMENT, including the Notice of Grant (the “Agreement”), dated as of ___________ (the “Date of Grant”), is delivered by Allegro MicroSystems, Inc. (the “Company”) to ___________ (the “Participant”).
RECITALS
The Allegro MicroSystems, Inc. 2020 Omnibus Incentive Compensation Plan (the “Plan”) provides for the grant of restricted stock units in accordance with the terms and conditions of the Plan. The Committee has decided to make this grant of restricted stock units as an inducement for the Participant to promote the best interests of the Company and its stockholders. This Agreement is made pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan. Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan. Notwithstanding the foregoing, except as specifically provided herein, to the extent the Participant is party to a severance agreement with the Company and this Agreement includes terms that conflict with the terms included in such severance agreement, the terms included in such severance agreement shall govern to the extent that such terms are permitted under the Plan and have been properly authorized in accordance with the Plan and applicable law.
1.Grant of Stock Units. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants the Participant __________ restricted stock units, subject to the restrictions set forth below and in the Plan (the “Stock Units”). Each Stock Unit represents the right of the Participant to receive a share of common stock of the Company (“Company Stock”) if and when the specified conditions are met in Section 4 below, and on the applicable payment date set forth in Section 7 below.
2.Stock Unit Account. Stock Units represent hypothetical shares of Company Stock, and not actual shares of stock. The Company shall establish and maintain a Stock Unit account, as a bookkeeping account on its records, for the Participant and shall record in such account the number of Stock Units granted to the Participant. No shares of Company Stock shall be issued to the Participant at the time the grant is made, and the Participant shall not be, and shall not have any of the rights or privileges of, a stockholder of the Company with respect to any Stock Units recorded in the Stock Unit account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit account established for the Participant.
3.Definitions. For purposes of this Agreement, the following terms have the meaning set forth below:

(a)“Disability” shall have the meaning set forth in the Plan.
(b)“Good Reason” means the occurrence of any of the following without the Participant’s prior written consent: (a) a material reduction in the Participant’s base salary paid or payable by the Company, the successor entity following a Change of Control event (the “Acquiror”), and/or any of its subsidiaries (“Good Reason Entity”); (b) a material diminution in the Participant’s authority, duties, responsibilities, or reporting relationship in connection with the Participant’s employment with a Good Reason Entity; or (c) the relocation of the Participant’s principal work location in connection with the Participant's employment by a Good Reason Entity to a facility or location more than seventy-five (75) miles from the Participant’s work location on the date of the Change of Control. Termination of employment for Good Reason shall not be deemed to occur unless the Participant provides written notice to the Good Reason Entity within sixty (60) days following the first occurrence of the event of Good Reason and the Good Reason Entity does not cure the event of Good Reason within 30 days following receipt of the Participant’s written notice. Notwithstanding the foregoing, to the extent the Participant is party to a severance agreement with the Company and such severance agreement includes a definition of “Good Reason” that is different from the foregoing, in addition to the definition of “Good Reason” included in such severance agreement governing (pursuant to the Recitals herein), the associated “notice and cure” provision included in such severance agreement shall also apply to this Agreement; provided, however, that by executing this Agreement, the Participant hereby agrees that this Agreement hereby amends, supersedes and replaces the portion of the Good Reason provision of any severance agreement to which the Participant is a party that references relocation as a Good Reason trigger such that the respective severance agreement provision shall be amended to replace the existing relocation provision to provide that a relocation of more than seventy-five (75) miles shall constitute Good Reason, and the other provisions of such severance agreement as it relates to Good Reason shall continue to apply.
(c)“Retirement” shall have the meaning set forth in the Plan; provided, however, that the Committee may adjust the age and/or years of service that constitutes a qualifying retirement for purposes of this Agreement.
(d)“Negotiated Deferred Voluntary Termination” shall mean a termination by the Participant in which the Participant agrees to continue the Participant's service with the Company beyond a reasonable notice period, at the request of the Company.
4.Vesting.
(a)Except as provided in this Section 4 and Section 5, the Stock Units shall become vested according to the following schedule (each, a “Vesting Date”), provided that the Participant continues to be employed by, or provide service to, the Company or a subsidiary from the Date of Grant until the applicable Vesting Date:

Vesting Date	Portion of Stock Units Vesting

[TO BE INSERTED AT THE TIME OF GRANT]
(b)The vesting of the Stock Units shall be cumulative, but shall not exceed 100% of the Stock Units. If the foregoing schedule would produce fractional Stock Units, the number of Stock Units that vest shall be rounded down to the nearest whole Stock Unit and the fractional Stock Units will be accumulated so that the resulting whole Stock Units will be included in the number of Stock Units that become vested on the last Vesting Date.
Notwithstanding Section 4(a) above, contingent upon the Participant’s compliance with the covenants provided in Section 15, upon the Participant’s termination of employment or service on account of the Participant’s (i) Disability, (ii) Retirement, (iii) death, (iv) involuntary termination by the Employer without Cause, or (v) Negotiated Deferred Voluntary Termination, the Participant shall be treated for vesting purposes as though the Participant remained employed or providing service to the Company or a subsidiary through the next subsequent Vesting Date following the Participant’s termination, meaning, upon termination detailed in (i) through (v) of this Section 4(b), the Participant shall vest in the Stock Units that would have otherwise become vested as of such next subsequent Vesting Date provided, however, the Company has the right to reduce or change the amount depending on the facts and circumstances. Thereafter, any remaining unvested Stock Units shall be forfeited immediately.
For avoidance of doubt, if the Participant's termination of employment or service is on account of Retirement, the Participant must remain employed through the three (3) month notice period in order to receive the pro-rata acceleration detailed above. If the Participant does not remain employed during the three (3) month notice period, all unvested Stock Units shall immediately be forfeited.
(c)Except as otherwise provided in a written employment agreement or severance agreement which the Participant has entered into, in the event of a Change of Control before all of the Stock Units vest in accordance with Section 4(a) above, the Stock Units shall be treated as set forth in Section 5 below; provided, the Committee may take such actions with respect to the vesting of the Stock Units as it deems appropriate pursuant to the Plan.
5.Vesting on a Change of Control
(a)If, in the case of a merger, consolidation or acquisition of the Company that constitutes a Change of Control, the Participant continues to be employed by, or provide services to the Company, a subsidiary or Acquiror, upon closing of the Change of Control (the “CoC Closing Date”), (i) if the Acquiror is a publicly-traded entity, the Stock Units shall be converted to that number of Stock Units of the Acquiror that is reasonably determined by the Committee to be required to preclude an increase or decrease in the value of the Stock Units as of the CoC Closing Date, and (ii) if the Acquiror is not a publicly-traded entity, the Stock Units shall be converted to that amount of cash equal to the value of the Stock Units; and the Stock Units or cash, as applicable, shall vest in accordance with the vesting schedule set forth in this Stock Unit and solely based on the passage of time, with the total number of Stock Units, or amount of cash, as applicable, vesting in equal installments on each of the Vesting Dates or remaining Vesting Dates.
(b)If, within 12 months following the CoC Closing Date, the Participant: (x) is terminated by the Company, a subsidiary or an Acquiror without Cause, or (y) terminates the Participant's employment for Good Reason, the converted Stock Units, or cash, as applicable shall vest as to 100% of the number of such Stock Units, or the total amount of cash, as applicable, on the date of such termination and shall be paid following termination of employment at the time set forth in Section 7.
6.Termination of Stock Units. Except as set forth in this Agreement, if the Participant ceases to be employed by, or provide service to, the Company or a subsidiary for any reason before all of the Stock Units vest, any unvested Stock Units shall automatically terminate and shall be forfeited as of the date of the Participant’s termination of employment or service. No payment shall be made with respect to any unvested Stock Units that terminate as described in this Section 6.
7.Payment of Stock Units and Tax/Purchase Price Withholding.
(a)Subject to Sections 7(b) through (f) and 15 of this Agreement, and which is incorporated herein by reference, the issuance of Company Stock upon vesting of the Stock Units shall be made within 30 days after the first to occur of (i) the Participant’s termination of employment or service with on account of the Participant’s Disability, Retirement, death, involuntary termination by the Employer without Cause, or Negotiated Deferred Voluntary Termination (to the extent the Stock Units vest on one of the foregoing events); and (ii) the applicable Vesting Date.
(b)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant's employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant's responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units or the underlying shares of Company Stock, including, but not limited to, the grant, vesting or settlement of the Stock Units, the subsequent sale of shares of Company Stock acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(c)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding shares of Company Stock otherwise issuable upon vesting that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (or an equivalent cash amount, where the Stock Units are settled in cash in the Company’s sole discretion). For purposes of the foregoing, no fractional shares of Company Stock will be withheld or issued pursuant to the grant of the Stock Units. In the event that such withholding in shares of Company Stock is problematic under applicable tax or securities law or has materially adverse accounting consequences, by accepting this Agreement, the Participant authorizes the Company or its respective agents to satisfy any applicable withholding obligations or rights with regard to all Tax-Related Items by (i) selling on the Participant's behalf a whole number of shares from those shares of Company Stock issued to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any applicable withholding obligations or rights for Tax-Related Items, (ii) withholding from the Participant's wages or other cash compensation paid to the Participant by the Company and/or the Employer (iii) requiring the Participant to make cash payment in an amount equal to the withholding obligations or rights for Tax-Related Items or (iv) any other method of withholding determined by the Company and to the extent required by applicable law or the Plan, approved by the Committee.
(d)The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum withholding rates applicable in the Participant's jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash and (with no entitlement to the equivalent in shares of Company Stock) or if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If any obligation for Tax-Related Items is satisfied by withholding in shares of Company Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares of Company Stock subject to the vested Stock Units, notwithstanding that a number of the shares of Company Stock is held back solely for the purpose of paying certain of the Tax-Related Items.
(e)The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or cash in settlement of the Stock Units if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items.
(f)The obligation of the Company to deliver Company Stock shall also be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal or local law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares, the shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. The issuance of shares, if any, to the Participant pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state, municipality or other country having jurisdiction thereof.
8.No Stockholder Rights; Dividend Equivalents. Neither the Participant, nor any person entitled to receive payment in the event of the Participant’s death, shall have any of the rights and privileges of a stockholder with respect to shares of Company Stock, including voting or dividend rights, until certificates for shares have been issued, or applicable book entry has been made, upon payment of Stock Units. The Participant acknowledges that no election under Section 83(b) of the Code is available with respect to Stock Units. Notwithstanding the foregoing, the Committee may grant to the Participant Dividend Equivalents on the shares underlying the Stock Units on the Date of Grant, or at any time prior to the Vesting Date, which shall be credited to the Stock Unit account for the Participant, will vest on the same schedule as the related Stock Units, and will be paid or distributed in accordance with this Agreement and the Plan.
9.Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Stock Units are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding Tax-Related Items, (b) the registration, qualification or listing of the shares of Company Stock, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Stock Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.
10.No Employment or Other Rights. The grant of the Stock Units shall not confer upon the Participant any right to be retained by or in the employ or service of any Employer and shall not interfere in any way with the right of any Employer to terminate the Participant’s employment or service at any time, subject to compliance with local law and the terms of any applicable employment agreement. The right of any Employer to terminate at will the Participant’s employment or service at any time for any reason is specifically reserved.
11.Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to alienate, assign, pledge, hypothecate, or otherwise dispose of the Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Stock Units by notice to the Participant, and the Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.
12.Applicable Law; Jurisdiction. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought only in the United States District Court for the District of New Hampshire, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Manchester, New Hampshire, and the jurisdiction of such court in any such proceeding shall be exclusive. Notwithstanding the foregoing sentence, on and after the date the Participant receives shares of Company Stock hereunder, the Participant will be subject to the jurisdiction provision set forth in the Company’s bylaws.
13.Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Participant shall be addressed to such Participant at the current address shown on the payroll of the Employer. Any notice shall be delivered by hand, or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service or by the postal authority of the country in which the Participant resides or to an internationally recognized expedited mail courier.
14.Recoupment Policy. In addition to this Agreement and subject to Section 19(h) of the Plan, the Stock Units and any shares of Company Stock issued to the Participant pursuant to the Stock Units shall be subject to and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time (the “Policy”), to the extent the Policy is applicable to the Participant based upon the Participant's position and responsibilities. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant's behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold shares of Company Stock and other amounts acquired pursuant to the Stock Units to re-convey, transfer or otherwise return such shares of Company Stock and/or other amounts to the Company upon the Company’s enforcement of the Policy. To the extent that this Agreement, the Plan and/or the Policy conflict, the terms of the Policy shall prevail.
15.Restrictive Covenants. The Participant shall comply with all provisions of the below Restrictive Covenants for the respective time periods set forth therein:
(a)Non-Disclosure of Confidential Information. The Participant acknowledges that the Participant has access to certain sensitive, confidential, proprietary, and/or trade secret information from the Company (collectively, “Confidential Information”) which the Company considers valuable and which provides the Company with a competitive advantage. Examples of

Confidential Information include, but are not limited to, inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and databases, analytical models, customer lists and information, and supplier and vendor lists and information. The Participant acknowledges that the use of such Confidential Information other than in furtherance of the Participant’s job responsibilities with the Company would cause immediate and irreparable harm to the Company. The Participant agrees not to disclose or use Confidential Information, either during or after the Participant’s employment with the Company, and except as specifically permitted by the Company, or as required by law. The Participant must also comply with all terms and provisions of any existing confidentiality agreement with the Company or otherwise required by applicable law.
(b)Non-Solicitation of Employees. Because of the Company’s legitimate business interests as described herein and the good and valuable consideration offered pursuant to this Agreement, during the time the Participant is employed by the Company and for a period of two (2) years (limited to one year for all employees in California) following the termination of the Participant’s employment, the Participant may not directly or indirectly, solicit, attempt to solicit, induce, or attempt to induce any employee of the Company or any affiliate, to terminate such employee’s employment relationship with the Company or any affiliate in order to enter into a similar relationship with the Participant, or any other person or any entity.
If the Participant fails to comply with the above Restrictive Covenants, the Company shall be entitled to all remedies or damages available under applicable law, including, but not limited to, injunctive relief, equitable relief, and/or attorneys’ fees. In addition, the Participant shall forfeit any unvested Stock Units and/or underlying shares of Company Stock. The Participant agrees to advise any person or entity that seeks to employ the Participant of the terms of these Restrictive Covenants.
16.Application of Section 409A of the Code. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. Notwithstanding the foregoing, if the Stock Units constitute “deferred compensation” under Section 409A of the Code and the Stock Units become vested and settled upon the Participant’s termination of employment, payment with respect to the Stock Units shall be delayed for a period of six months after the Participant’s termination of employment if the Participant is a “specified employee” as defined under Section 409A of the Code and if required pursuant to Section 409A of the Code. If payment is delayed, the Stock Units shall be settled and paid within thirty (30) days after the date that is six (6) months following the Participant’s termination of employment. Payments with respect to the Stock Units may only be paid in a manner and upon an event permitted by Section 409A of the Code, and each payment under the Stock Units shall be treated as a separate payment, and the right to a series of installment payments under the Stock Units shall be treated as a right to a series of separate payments. In no event shall the Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Stock Units to the extent permitted by the Plan.
17.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the Stock Units and on any shares of Company Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Participant has executed this Agreement, effective as of the Date of Grant.

ALLEGRO MICROSYSTEMS, INC.

Name
Title
ELECTRONIC ACCEPTANCE: By electronically accepting this Agreement via Fidelity’s web portal at www.netbenefits.fidelity.com and completing the electronic acceptance procedures reflected therein, the Participant hereby accepts the award of Stock Units described in this Agreement, and the Participant expressly agrees to be bound by the terms and conditions of the Plan and this Agreement. Further, the Participant hereby expressly acknowledges and agrees that all decisions and determinations of the Committee with respect to the Stock Units shall be final, conclusive and binding upon the Participant.

Date	Participant

10